Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about August 11, 2005 pertaining to the Cubic Corporation Employees’ Profit-Sharing Plan, the Cubic Applications, Inc. 401(k) Retirement Plan and the Cubic Corporation 1998 Stock Option Plan of Cubic Corporation of the following reports filed with the Securities and Exchange Commission:

•         Report dated November 24, 2004, with respect to the consolidated financial statements of Cubic Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2004 and;

•         Report dated January 26, 2005, with respect to the condensed consolidated financial statements of Cubic Corporation included in its Quarterly Report (Form 10-Q) for the quarter ended December 31, 2004 and;

•         Report dated April 25, 2005, with respect to the condensed consolidated financial statements of Cubic Corporation included in its Quarterly Report (Form 10-Q) for the quarter ended March 31, 2005 and;

•         Report dated July 25, 2005, with respect to the condensed consolidated financial statements of Cubic Corporation included in its Quarterly Report (Form 10-Q) for the quarter ended June 30, 2005

/s/ Ernst & Young LLP

San Diego, California
August 5, 2005